Exhibit 99.1

Uranium Resources, Inc. to Transfer to NASDAQ Capital Market

LEWISVILLE, Texas--(BUSINESS WIRE)--July 1, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) announced today The NASDAQ Stock Market, LLC has approved URI’s application to transfer its stock listing to The NASDAQ Capital Market. The transfer will be effective at the opening of the market on Friday, July 2, 2010. The Company’s stock symbol “URRE” will not change as a result of the transfer and it has no impact on the ability of investors to trade the stock. The NASDAQ Capital Market is a continuous trading market that operates in the same manner as The NASDAQ Global Market, and it includes the securities of approximately 450 companies. All companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

In accordance with NASDAQ Marketplace Rules, the Company has been granted until January 4, 2011 to demonstrate compliance with the minimum $1.00 bid price requirement of The NASDAQ Capital Market. If compliance with the $1.00 bid price requirement is not regained in the 180-day time period, NASDAQ will notify the Company of its determination to delist the Company’s common shares, which decision may be appealed to a NASDAQ Listing Qualifications Panel.

"The transfer to the Capital Market allows our investors to continue to benefit from our shares being listed on the NASDAQ Stock Market including visibility with the investment community, liquidity and pricing efficiency while we continue to pursue strategic opportunities and advance projects in New Mexico and Texas," noted Don Ewigleben, Uranium Resources’ President and CEO.

The transfer is in response to the notice the Company received from NASDAQ on January 8, 2010 stating that for 30 consecutive days the bid price for the Company’s common stock had closed below the minimum $1.00 per share as required by Marketplace Rule 5550(a)(1) for continued listing on the NASDAQ Global Market.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico, as well as a NRC license to produce up to 1 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/ 716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com
or
Media:
April Wade, 505-440-9441
awade@uraniumresources.com
or
Uranium Resources Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer